Exhibit 10.9
Execution Copy

LICENSE AND ROYALTY-SHARING AGREEMENT

This License and Royalty-Sharing Agreement (the “Agreement”), dated as of November 20, 2002, is between Constar International Inc., a Delaware corporation (“Constar”) and Crown Cork & Seal Technologies Corporation, a Delaware corporation (“Crown”).

Background

A. Pursuant to a Master Assignment and Assumption Agreement dated as of the date hereof, Crown is assigning to Constar certain patents and patent applications relating to oxygen-scavenging technology. Constar has the right to sublicense other patents and patent applications relating to oxygen-scavenging technology under a license agreement with Rexam AB (“Rexam”).

B. Subject to the terms of this Agreement, Constar wishes to grant to Crown, and Crown wishes to accept, a license and sublicense under the Oxbar Technology (as defined below) for use in products other than products manufactured with polyethylene terephthalate (“PET”), and a license to use the Marks (as defined below) on or in connection with such products.

C. Subject to the terms of this Agreement, Constar wishes to pay to Crown, and Crown wishes to accept, a percentage of royalties that Constar or its Affiliates receive from licenses of the Oxbar Technology to other parties.

Terms

NOW, THEREFORE, the parties hereto, intending to be legally bound, and for good and valuable consideration, the adequacy of which is hereby acknowledged, agree as follows:

1. DEFINITIONS

Capitalized terms not defined in this Agreement shall have the meanings ascribed to them in the Corporate Agreement, dated as of the date hereof, between Crown Cork and Seal Company, Inc. and Constar International Inc. As used in this Agreement, the following terms shall have the respective meanings set forth below:

1.1. “Affiliate” shall mean any entity which controls, is controlled by, or is in common control with, a party to this Agreement. For purposes of this definition, “control” shall mean ownership, directly or indirectly, of at least fifty percent (50%) of the voting stock or shareholders’ equity of a corporation or, in the case of a non-corporate entity, a right to receive at least fifty percent (50%) of either the profits or the assets upon dissolution of such entity, or, in either case, the right to elect a majority of the board of directors (or similar governing body) of an entity.

1.2. “Constar Oxbar Patents” means those Oxbar Patents that are now owned or hereafter acquired by Constar or its successors or assigns.

1.3. “Contract Year” means (i) the period of time commencing on the Initial Public Offering Date and ending on the last day of the twelfth (12th) calendar month thereafter and (ii) each subsequent period of twelve (12) consecutive calendar months.

1.4. “Licensed Field” means the manufacture, use, offering for sale, sale, and importation of Licensed Products.

1.5. “Licensed Products” means products, other than products manufactured with PET, that would infringe one or more valid and enforceable claims of the Oxbar Patents if not for this Agreement. For purposes of this definition, the claims of the Oxbar Patents are deemed to be valid and enforceable unless and until held invalid or unenforceable in a final judgment by any court of competent jurisdiction and from which no appeal either has been or can be taken.

1.6. “Marks” means the trademark OXBAR and any other marks listed on Exhibit B.

1.7. “Oxbar Patents” means the patents and patent applications listed on Exhibit A, together with any other patents or patents applications relating to oxygen-scavenging technology that are licensed by Constar or to Constar under the Rexam Agreement, any patents or patent applications on improvements to the inventions described in such patents or patent applications that Constar owns or has the right to sublicense to Crown hereunder, and any reissue, reexamination, extension, division, continuation or continuation-in-part of any of the foregoing.

1.8. “Oxbar Technology” means (i) the Oxbar Patents, and (ii) all unpatented technology, know-how, trade secrets, processes, formulae, technical information, data, drawings, plans, specifications, formulation and reports, and all other general and specific proprietary knowledge, experience, techniques, and information relating to oxygen-scavenging technology that Constar owns, or has the right to sublicense to Crown hereunder, as of the Initial Public Offering Date or thereafter (the “Oxbar Trade Secrets”).

1.9. “Rexam Agreement” means the patent cross-licensing agreement dated May 17, 1988 to which Rexam and Constar are currently parties, as such agreement may be amended or restated, or any subsequent agreement between Rexam or its Affiliates, and Constar or its Affiliates, relating to the Oxbar Patents.

1.10. “Rexam Oxbar Patents” means those Oxbar Patents now owned or hereafter acquired by Rexam or its successors or assigns.

1.11. “Third Party” means a party other than Constar, Crown, and their Affiliates.

1.12. “Third-Party Royalties” means gross proceeds received by Constar or its Affiliates in consideration of licenses and sublicenses of the Oxbar Technology to Third Parties, but shall not include amounts that are (i) charged reasonably and in good faith by Constar or its Affiliates to a Third Party for technical services, (ii) calculated as compensation for employees’ or contractors’ time, physical resources, and/or third-party expenses reasonably required to provide such technical services, and (iii) invoiced to Third Parties as charges separate from the royalty or other fee for licenses and sublicenses. Notwithstanding the foregoing, in the event that any Rexam Agreement provides that Constar or its Affiliates will share with Rexam or its Affiliates proceeds received by Constar or its Affiliates in consideration of licenses and sublicenses of the Oxbar Technology to Third Parties, then Crown and Constar shall negotiate in good faith to amend this Agreement to define “Third-Party Royalty” in a manner substantially similar to the definition of the corresponding term in such Rexam Agreement, provided that Crown shall not be obligated to negotiate for, or agree to, any such amendment to this Agreement that is likely to reduce materially the amount of Royalty Sharing Payments owed to Crown hereunder. For the avoidance of doubt, the parties acknowledge that neither (i) Crown’s consent to any change to the Rexam Agreement, nor (ii) Crown’s consent to any percentage of Third-Party Royalties that Constar may agree to pay under the Rexam Agreement, shall be required as a condition to Constar’s agreement to any such change or percentage.

2. LICENSE GRANT

2.1. Subject to the terms and conditions set forth in this Agreement, Constar grants to Crown a non-exclusive, worldwide, royalty-free license and sublicense under the Oxbar Technology to make, have made, use, offer for sale, sell and import Licensed Products, including the right to make and have made oxygen-scavenging material for use in Licensed Products that are sold by Crown or its Affiliates, and including the right to sublicense and further sublicense the Oxbar Technology as specifically provided in Section 9 below. Notwithstanding the foregoing, the rights granted to Crown hereunder shall specifically exclude any rights granted to Chevron Chemical Company LLC, now known as Chevron Phillips Chemical Company LP, and Chevron Research and Technology Company (collectively “Chevron”), in the licensing agreement among Chevron, PLM AB, now known as Rexam AB, and CarnaudMetalbox Technology plc dated December 17, 1993, as amended December 20, 1999, which license has been assigned by CarnaudMetalbox Technology plc to Crown, and by Crown through its Affiliates to Constar (the “Chevron Agreement”).

3. OBLIGATIONS OF CROWN

3.1. Marking. Crown shall comply with all applicable laws relating to the marking of Licensed Products with suitable patent notices.

3.2. Registration of License. To the extent that the patent laws of any country require the recordation or registration of this Agreement to ensure the continued validity and enforceability of the Oxbar Patents or this Agreement, Crown shall, at its own expense, take whatever action is necessary to record or obtain registration of this Agreement, including the filing of all necessary documents and payment of all required fees.

3.3. Compliance With Laws and Regulations. Crown shall comply with all laws, regulations, rulings and requirements of any and all governmental authorities having jurisdiction over the subject matter of this Agreement.

3.4. Developments. Crown shall, during the term of this Agreement, periodically inform Constar as to developments and improvements to the Oxbar Technology created by or on behalf of Crown or acquired by Crown (collectively, “Developments”). Crown shall disclose all Developments to Constar before they are publicly disclosed. Crown shall grant, and hereby does grant, a worldwide, perpetual, non-exclusive, royalty-free license under the Developments, including an unlimited right to sublicense, to exploit the Developments, including without limitation the right to make, have made, use, sell, offer for sale, and import any product embodying such Developments.

4. MAINTENANCE; REXAM AGREEMENT

4.1. Constar shall at its own cost take reasonable actions:

(a) to prosecute patent applications comprised in the Constar Oxbar Patents as have not been granted as of the date hereof, and

(b) to maintain in force all of its patents as may from time to time be comprised in the Constar Oxbar Patents.

4.2. Where Constar no longer wishes to prosecute an application or maintain a Constar Oxbar Patent in force that could be so reasonably prosecuted or maintained in force, it shall offer assignment of the said application or patent to Crown.

4.3. Save as aforesaid, Constar undertakes not to assign, license or otherwise deal in the Oxbar Patents in such manner as to deprive Crown of the rights granted under this Agreement.

4.4. Constar shall not agree to any amendment or restatement of the Rexam Agreement that would impair its authority to grant Crown the licenses and sublicenses under the Oxbar Patents described in this Agreement. Constar shall take steps to enforce Rexam’s obligations under the Rexam Agreement as reasonably necessary to allow Crown to exercise the rights granted hereunder. To the extent that, under applicable law, Crown has the authority to agree to an amendment of the Rexam Agreement, Crown shall not agree to such an amendment without Constar’s consent.

5. INFRINGEMENT

5.1. Notice. If either party becomes aware of actual or threatened infringement by a Third Party of the Oxbar Technology in the Licensed Field, it shall promptly notify the other party in writing of such infringement or threat.

5.2. Suit By Constar. Constar shall have the right to bring suit in its own name and at its own expense against any infringement of the Constar Oxbar Patents and the Oxbar Trade Secrets, and to the extent permitted by the Rexam Agreement, Constar shall have the right to bring suit in its own name and at its own expense against any infringement of the Rexam Oxbar Patents. Crown shall join as a plaintiff in any such suit, if required by law, and shall provide reasonable cooperation at the request of Constar in the prosecution of any such suit, provided that Constar shall reimburse Crown for Crown’s reasonable expenses. Crown, if permitted by law, may elect to participate in any such suit at its own expense by counsel of its own choosing. Constar shall retain all amounts recovered, whether by judgment, award, settlement or otherwise, in any suit commenced and maintained to its conclusion by Constar under this Section 5.2.

6. TRADEMARK LICENSE

6.1. Grant of License.

(a) Constar hereby grants to Crown a royalty-free, non-exclusive, worldwide license to use the Marks on and in connection with the Licensed Products, including, without limitation, the right to sublicense use of such Marks. For purposes of this Section 6 only, “Licensed Products” shall mean products, other than products manufactured with PET, that embody one or more claims of an Oxbar Patent, whether or not such Oxbar Patent has expired.

(b) Crown shall have the right to develop and use (i) new composite marks incorporating any of the Marks, (ii) new logotypes, designs and trade dress for the Marks and any such composite Marks, and (iii) other new trademarks and service marks for use on and in connection with the goods and services of the Business, all of the foregoing to be referred to collectively as the “New Marks.” Crown shall notify Constar of all material New Marks from time to time, and each New Mark shall be deemed approved unless Constar delivers its objection to Crown within thirty (30) days after Crown delivers such notice. Each New Mark that is developed pursuant to this Section 6.1(b) shall be owned by Constar as of the date of its adoption by Crown and, if registered, registered in Constar’s name, and shall be automatically considered a “Mark” under this Agreement for all purposes.  Exhibit B of this Agreement shall be revised from time to time to include the New Marks.

(c) During the term of this Agreement, Constar may create, or acquire through assignment or otherwise, additional marks relating to the Oxbar Technology (the “Additional New Marks”). Each Additional New Mark shall automatically be considered a “Mark” under this Agreement for all purposes. Exhibit B of this Agreement shall be revised from time to time to include the Additional New Marks.

6.2. Quality Control.

(a) Crown shall use the Marks only on or in connection with Licensed Products that meet or exceed reasonable quality control standards that Constar may establish and communicate in writing to Crown from time to time. In no event shall such standards require a level of quality higher than the general level of quality of products manufactured or sold by Constar under the marks, unless a higher level of quality would be reasonably required for a particular Licensed Product to comply with governmental regulations or generally recognized industry standards that are applicable to such Licensed Product.

(b) Crown shall furnish to Constar, or its duly authorized representatives or agents, representative examples of advertising, promotional, packaging, labeling and wrapping materials, and web sites that bear the Marks (“Promotional Materials”) for approval by Constar prior to the use thereof. Such approval shall be deemed granted if written advice to the contrary is not received by Crown within thirty (30) days from the date such materials are received by Constar or if usage is approved or pre-approved according to procedures and standards established by Constar. Individual instances of inadvertent and unintentional failure to seek the approval required by this Section 6.2(b) shall not constitute breach of this Agreement provided that such failures are not indicative of a pattern of a general practice of failing to abide by this Section 6.2(b). Notwithstanding the foregoing, in no event shall Constar object to Promotional Materials that meet or exceed the general level quality of materials used by Crown in connection with goods and services other than the Licensed Products.

(c) Subject to Section 6.2(b), Crown shall be responsible for monitoring the quality of the Licensed Products and the Promotional Materials, and for reporting any material deficiencies to Constar. Constar may from time to time require Crown to provide reports on such quality control and samples of use of the Marks on Licensed Products or Promotional

Materials, and may from time to time retain at Constar’s expense a third party to investigate, evaluate and otherwise monitor the Licensed Products and Promotional Materials to ensure that the quality control standards set forth herein are being met.

6.3. Trademark Notices. Crown shall use reasonable efforts to utilize such symbols or other indicia of trademark ownership as required by law or as Crown reasonably deems appropriate in connection with its use of a Mark.

6.4. Ownership and Maintenance of Marks; Infringement Claims.

(a) Crown acknowledges that the ownership of all right, title, and interest in the Marks is and shall remain solely vested in Constar, and Crown agrees that all of its use of the Marks shall inure to the exclusive benefit of Constar for all purposes.

(b) Constar shall at its own expense have primary responsibility for maintaining and defending the validity of the Marks and its ownership of the Marks, for seeking and maintaining such registrations of the Marks as Constar deems advisable, and for taking such steps as Constar deems prudent to protect the Marks against infringement.

(c) Crown shall promptly notify Constar of (i) any unauthorized use or infringement by any third party of any of the Marks which Crown deems material and (ii) any assertion by any third party which Crown deems material that Crown’s or any sublicensee’s use of any of the Marks constitutes trademark, service mark, trade dress or trade name infringement, unfair competition or any other tortious act. Constar may prosecute or defend any claim or action alleging infringement or unfair competition or any other claim or action involving any of the Marks as it in its reasonable business judgment deems advisable. Constar may conduct each such prosecution or defense as it deems prudent and may enter into any settlement or compromise of such claims or actions on Constar’s behalf, provided, however, that if Constar enters into any settlement or compromise which would result in the abandonment of any Mark which is in current use, Constar must notify Crown of the settlement or compromise and provide an opinion of trademark counsel demonstrating the rationale for that result.

7. REPRESENTATIONS AND WARRANTIES

7.1.	Constar represents and warrants that it has, and will have throughout the term of this Agreement, the right to grant the licenses and sublicenses described herein.

7.2.	Each of Crown and Constar represents and warrants to the other that:

(a) it has the requisite corporate authority to enter into and perform this Agreement;

(b) its execution, delivery, and performance of this Agreement has been duly authorized by all requisite corporate action on its behalf; and

(c) this Agreement is enforceable against it.

8. TERMINATION

8.1. Term. This Agreement shall commence on the Initial Public Offering Date and shall continue until terminated pursuant to Section 8.2, provided that upon the expiration of each Oxbar Patent, this Agreement shall terminate with respect to such Oxbar Patent.

8.2. Termination. Either party may terminate this Agreement in the event that the other party materially breaches any applicable provision of this Agreement, subject to a 30-day cure period after notice regarding such breach. Each party shall provide the other party with prompt notice upon discovery of a default by the other party; provided, that failure to give such notice shall not limit or restrict the ability of a party to terminate this Agreement subject to the cure period provided in this Section 8.2.

8.3. Effect of Termination. Termination of this Agreement pursuant to this Section 8.2, shall not relieve Constar of its obligations under Section 10 of this Agreement (Royalty Sharing), which shall endure until the expiration of the last Oxbar Patent to expire.

9. SUBLICENSING AND ASSIGNMENT

9.1. Neither party may assign or delegate its rights or obligations under this Agreement without the other party’s prior written consent, except that (i) Crown may, after giving notice to Constar, assign or delegate its rights and obligations under this Agreement, in whole or in part (a) to an Affiliate, or (b) to a successor to the relevant part or all Crown’s business or of an Affiliate’s business in connection with a reorganization, merger, or other acquisition, so long as the assignee of any obligations agrees in writing to assume such obligations; (ii) Constar may, after giving notice to Crown, assign or delegate its rights and obligations under this Agreement (a) to an Affiliate, or (b) to a successor to all or substantially all of Constar’s business, or to all of Constar’s rights in the Oxbar Technology, in connection with a reorganization, merger, or other acquisition, so long as, in each such case, the assignee or delegatee of any obligations agrees in writing to assume such obligations; and (iii) Constar may, and hereby gives notice to Crown that it intends to, pledge its rights and obligations under this Agreement to its lenders as collateral to secure indebtedness outstanding under its senior secured credit facility and all renewals, refundings, refinancings and replacements thereof.

9.2. Crown may sublicense and further sublicense its rights under this Agreement to Crown’s Affiliates.

9.3. This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns and sublicensees. Nothing in this Agreement, express or implied, is intended to or shall (a) confer on any person other than the parties hereto and their respective successors or permitted assigns and sublicensees any rights (including third party beneficiary rights), remedies, obligations or liabilities under or by reason of this Agreement, or (b) constitute the parties hereto as partners or as participants in a joint venture. This Agreement shall not provide third parties with any remedy, claim, liability, reimbursement, cause of action or other right in excess of those existing without reference to the terms of this Agreement.

10. ROYALTY SHARING

10.1. Amount of Royalty Share. With respect to all Third-Party Royalties collected by Constar or its Affiliates, Constar shall make payments (“Royalty Sharing Payments”) to Crown in the following amounts:

(a) For the first ten million dollars ($10,000,000.00) of Third-Party Royalties received by Constar and its Affiliates in a given Contract Year, Constar shall pay Crown 41.67% of such Third-Party Royalties, provided that such percentage shall not be applied against any portion of such Third-Party Royalties that are paid or payable by Constar to Rexam pursuant to the Rexam Agreement; and

(b) For all Third-Party Royalties received by Constar and its Affiliates in a given Contract Year above the first ten million dollars ($10,000,000.00), Constar shall pay Crown 50.00% of such Third-Party Royalties, provided that such percentage shall not be applied against any portion of such Third-Party Royalties that are paid or payable by Constar to Rexam pursuant to the Rexam Agreement.

10.2. Terms of Payment. Constar shall pay all payments due Crown under Section 10.1 within sixty (60) days after the end of the relevant Contract Year for royalties received by Constar during such Contract Year.

10.3. Withholding. All payments by Constar under this Agreement shall be free and clear of any deductions for taxes, assessments or other charges. If Constar shall be required by the laws of any jurisdiction to deduct or withhold from any payment to Crown any income taxes which may be levied against Crown, Constar may deduct such income taxes, provided that it promptly furnishes to Crown an original or duplicate tax receipt evidencing the payment of such taxes to the appropriate authority. If (i) Constar fails to provide a receipt to Crown as required by this Section 10.3 or (ii) such tax is not allowed or allowable as a credit against Crown’s United States federal income taxes, then Constar’s payment shall be increased to an amount equal to the pre-tax payment due divided by a factor equal to one minus the applicable foreign tax rate. The tax shall then be applied to and deducted from the increased payment.

10.4. Reports. Constar shall deliver to Crown, simultaneously with payment pursuant to Section 10.2, a written statement signed by a responsible officer of Constar in such detail as Crown may reasonably require, showing the Third-Party Royalties received during the Contract Year and the calculation of the payment due. If no payments are due for the Contract Year, the report shall so state, and such report shall be delivered within sixty (60) days after the end of such Contract Year.

10.5. Records and Audit

(a) Constar shall maintain, and shall cause its Affiliates to maintain, complete, clear and accurate records sufficient to allow calculation of the payment due for each Contract Year. Such records shall be maintained for a period of six (6) years after the end of the Contract

Year to which they relate or, in the event of a dispute between the parties, until such dispute is resolved, whichever date occurs later.

(b) Constar shall permit, and shall cause its Affiliates to permit, Crown or any person designated by Crown to have full access to such records for the purpose of verifying the amount of payments due Crown. Crown shall be responsible for its own costs and expenses in connection with any audit, except that Constar shall reimburse Crown for all such costs and expenses of any audit which determines that Constar’s actual payments with respect to two out of any four consecutive Contract Years were less than the amounts payable according to the audit by an amount that equals or exceeds ten percent (10%) of the amounts payable according to the audit.

10.6. Interest. Any required payments not made for any reason on or before the date for payment specified in this Section 10, shall bear interest, calculated from the date such payment is due until the date it is received, at the rate of six percent (6%) annually, prorated on a daily basis, or at the maximum rate allowed by law.

11.    CONFIDENTIALITY

11.1. Confidentiality. The parties agree to maintain (a) all information, whether in written, oral, electronic or other form, necessary for or utilized or received pursuant to any terms of this Agreement (the “Confidential Information”), as secret and confidential and (b) not to disclose the Confidential Information to any third person or party (except for employees, counsel, contractors, customers, consultants or vendors who have a need to know and are informed of the confidential nature of such information by the disclosing party). Each party shall accept responsibility and be liable any disclosure by any third person of any Confidential Information disclosed to such third person by such party. The parties will use the same measures to maintain the confidentiality of the Confidential Information of any other party in its possession or control that it uses to maintain the confidentiality of its own Confidential Information of similar type and importance. Notwithstanding the foregoing, either party or their Affiliates may describe this Agreement in, and include this Agreement with, filings with the U.S. Securities and Exchange Commission and any related prospectuses, including such filings or prospectuses in connection with any offering of securities. Confidential Information will not include information that (i) is in or enters the public domain without breach of this Agreement, or (ii) the receiving party lawfully receives from a third party without restriction on disclosure and, to the receiving party’s knowledge, without breach of a nondisclosure obligation.

11.2. Disclosure to Governmental Agency. Notwithstanding the foregoing, each party shall be permitted to disclose the Confidential Information and/or any portion thereof (i) to a governmental agency or authority as required in response to a subpoena therefor, (ii) in connection with formal requests for discovery under applicable rules of civil procedure in a legal action before a court of competent jurisdiction to which such party is a party and (iii) as otherwise required by law; provided, however, that, in any such case, each party shall notify the other party as early as reasonably practicable prior to disclosure to allow such party to take appropriate measures to preserve the confidentiality of such information at the expense of such party.

11.3. Ownership of Information. All Confidential Information supplied or developed by either party will be and remain the sole and exclusive property of the party who supplied or developed it.

11.4. Return of Confidential Information. Upon the written request of a party which has disclosed information covered by this Section 11 in written, printed or other tangible form, all such readily available information, all copies thereof, including samples or materials, and all notes or other materials derived from such information shall be returned to the party which disclosed such information.

12. GOVERNING LAW; DISPUTES; NOTICES.

12.1. Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the Commonwealth of Pennsylvania, without reference to the conflict of laws principles or doctrines thereof.

12.2. Dispute Resolution: Negotiation and Arbitration.

(a) The parties shall attempt to resolve any dispute arising out of or relating to this Agreement promptly by negotiation in good faith between executives who have authority to settle the dispute. A party shall give the other party written notice of any dispute not resolved in the ordinary course of business. Within ten (10) business days after delivery of such notice, the party receiving notice shall submit to the other party a written response thereto. The notice and the response shall include: (i) a statement of each party’s position(s) regarding the matter(s) in dispute and a summary of arguments in support thereof, and (ii) the name and title of the executive who will represent that party and any other person who will accompany that executive.

(b) Within ten (10) business days after delivery of the notice, the designated executives shall meet at a mutually acceptable time and place, and thereafter, as often as they reasonably deem necessary, to attempt to resolve the dispute. All reasonable requests for information made by one party to any other shall be honored in a timely fashion. All negotiations conducted pursuant to this Section 12 (and any of the parties’ submissions in contemplation hereof) shall be deemed confidential and shall be treated by the parties and their representatives as compromise and settlement negotiations under the United States Federal Rules of Evidence and any similar state rules.

(c) If the matter in dispute has not been resolved within thirty (30) days after the first meeting of the executives to attempt to resolve the dispute, either party may submit the dispute to binding arbitration to the Philadelphia, Pennsylvania office of the American Arbitration Association (“AAA”) in accordance with the procedures set forth in the Commercial Arbitration Rules of the AAA.

(d) The Commercial Arbitration Rules of the AAA, as modified or revised by the provisions of this Agreement, shall govern any arbitration proceeding hereunder. The arbitration shall be conducted by three arbitrators selected pursuant to Rule 13 of the Commercial Arbitration Rules, and pre-hearing discovery shall be permitted if and only to the extent determined by the arbitrator to be necessary in order to effectuate resolution of the matter in dispute. The arbitrator’s decision shall be rendered within thirty (30) days of the conclusion of any hearing hereunder and the arbitrator’s judgment and award may be entered and enforced in any court of competent jurisdiction.

(e) Resolution of disputes under the procedures of this Section 12 shall be the sole and exclusive means of resolving disputes arising out of or relating to this Agreement; provided, however, that nothing herein shall preclude the parties from seeking in any court of competent jurisdiction temporary or interim injunctive relief to the extent necessary to preserve the subject matter of the dispute pending resolution under this Section 12.

(f) Consent to Jurisdiction. Subject to the provisions of this Section 12, Constar and Crown hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the Eastern District of Pennsylvania, and in the absence of such federal jurisdiction, the parties consent to be subject to the exclusive jurisdiction of any state court located in the City of Philadelphia and hereby waive the right to assert the lack of personal or subject matter jurisdiction or improper venue in connection with any such suit, action or other proceeding. In furtherance of the foregoing, each of the parties (i) waives the defense of inconvenient forum, (ii) agrees not to commence any suit, action or other proceeding arising out of this Agreement or any transactions contemplated hereby other than in any such court (other than the mandatory submission to arbitration in accordance with this Section 12), and (iii) agrees that a final judgment in any such suit, action or other proceeding shall be conclusive and may be enforced in other jurisdictions by suit or judgment or in any other manner provided by law.

12.3. Notices. All notices hereunder shall be deemed given if in writing and delivered personally or sent by facsimile transmission or by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other addresses as shall be specified by like notice:

if to Crown, to:

Crown Cork & Seal Company, Inc.
One Crown Way
Philadelphia, PA 19154
Attention: Timothy J. Donahue
Facsimile: (215) 676-6011

if to Constar, to:

Constar International Inc.
One Crown Way
Philadelphia, PA 19154
Attention: Michael J. Hoffman

Any notice given by mail shall be effective when received. Any notice given by facsimile transmission shall be effective when the appropriate facsimile transmission acknowledgment is received.

13. MISCELLANEOUS

13.1. No Waiver. Except as expressly provided in this Agreement:

(a) No failure or delay in exercising any right, power or remedy under this agreement, and no course of dealing between Constar and Crown, shall operate as a waiver of any right, power or remedy under this Agreement;

(b) All rights and remedies granted by this Agreement are cumulative and not exclusive of any other rights or remedies available to the parties; and

(c) Any waiver of any provision of this Agreement must be in writing signed by the party against which such waiver is sought to be enforced.

13.2. Partial Invalidity. If any provision of this Agreement is held invalid or unenforceable in any jurisdiction, such provision shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of such provision in any other jurisdiction or the remaining provisions of this Agreement in any jurisdiction.

13.3. Execution in Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall be considered one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be as effective as delivery of a manually executed counterpart of this Agreement.

13.4. Binding Effect. This Agreement and any rights, interests or obligations hereunder shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, executors, administrators, successors and permitted assigns.

13.5. Section Headings; Interpretive Issues. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement. Constar, on the one hand, and Crown, on the other, have participated jointly in the drafting and negotiation of this Agreement. In the event any ambiguity or question of interpretation or intent arises, this Agreement shall be construed as if drafted jointly by Constar and Crown, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

13.6. Entire Agreement. This Agreement set forth the entire agreement of the parties with respect to the subject matter thereof and may not be amended or modified except by written instrument duly executed by the parties.

13.7. Effectiveness. The terms of this Agreement shall not become effective until the Initial Public Offering Date.

[Signatures commence on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

CROWN CORK & SEAL TECHNOLOGIES CORPORATION

By:	/s/ DANIEL A. ABRAMOWICZ
Name:	Daniel A. Abramowicz
Title:	EVP—Corporate Technologies

CONSTAR INTERNATIONAL INC.

By:	/s/ JAMES C. COOK
Name:	James C. Cook
Title:	Executive Vice President, Chief Financial Officer and Secretary

EXHIBIT A

Ref.	Title	Country	Status	Appln No.	Appln Date	Patent No.	Patent Date
4001	SUPERBARRIER (BASIC)	Argentina	LG	311372	07-Aug-88	246535	31/08/1994
4001	SUPERBARRIER (BASIC)	Australia [PCT]	LG	19878/88	07-Jun-88	611181	27/09/1991
4001	SUPERBARRIER (BASIC)	Brazil [PCT]	LG	PI8807141	07-Jun-88	PI8807141.3	26/11/1996
4001	SUPERBARRIER (BASIC)	Canada	LG	571474	07-Jul-88	1335912	13/06/1995
4001	SUPERBARRIER (BASIC)	Denmark [PCT]	LG	1436/89	07-Jun-88	PR173352	08-Jul-00
4001	SUPERBARRIER (BASIC)	Finland [PCT]	LG	891396	07-Jun-88	101276	29/05/1998
4001	SUPERBARRIER (BASIC)	Hong Kong	LG			348/95	16/03/1995
4001	SUPERBARRIER (BASIC)	Ireland	LG	2069/88	07-Jul-88	60650	28/07/1994
4001	SUPERBARRIER (BASIC)	Japan [PCT]	LG	63-505544	07-Jun-88	2991437	15/10/1999
4001	SUPERBARRIER (BASIC)	Korea, Republic of [PCT]	LG	700536/89	07-Jun-88	126141	13/10/1997
4001	SUPERBARRIER (BASIC)	Malaysia	LG	PI8800752	07-Jul-88	MY103747A	30/09/1993
4001	SUPERBARRIER (BASIC)	Mexico	LG	12397	25/07/1988	171000	24/09/1993
4001	SUPERBARRIER (BASIC)	New Zealand	LG	225347	07-Aug-88	225347	03-May-92
4001	SUPERBARRIER (BASIC)	Norway [PCT]	LG	891238	07-Jun-88	300423	26/05/1997
4001	SUPERBARRIER (BASIC)	Singapore	LG			121/1995	30/03/1995
4001	SUPERBARRIER (BASIC)	South Africa	LG	88/4895	07-Jul-88	88/4895	26/04/1989
4001	SUPERBARRIER (BASIC)	Taiwan	LG	77104707	07-Sep-88	63018	19/11/1993
4001	SUPERBARRIER (BASIC)	Thailand	LG	7170	07-Nov-88	11123	25/10/2001
4001	SUPERBARRIER (BASIC)	Turkey	LG	35087/88	28/07/1988	23400	29/12/1989
4001	SUPERBARRIER (BASIC)	U.S.A.	LP	13985	30/10/2001
4001	SUPERBARRIER (BASIC)	U.S.A.	LP	244463	02-Apr-99
4001	SUPERBARRIER (BASIC)	U.S.A.	LG	844515	18/04/1997	5955527	21/09/1999
4001	SUPERBARRIER (BASIC)	U.S.A.	LG	472841	06-Jul-95	5639815	17/06/1997
4001	SUPERBARRIER (BASIC)	U.S.A. [PCT]	LG	340416	07-Jun-88	5021515	06-Apr-91
4001	SUPERBARRIER (BASIC)	United Kingdom	LG	8815699.7	07-Jan-88	2207439	02-Dec-92
4001	SUPERBARRIER (BASIC)	Venezuela	LG	1085/88	07-Nov-88	50944	27/07/1988
4049	SUPERBARRIER—PREFORM STORAGE FOR INCREASED LIFETIME	South Africa	LG	89/0728	30/01/1989	89/0728	26/04/1989
4049	SUPERBARRIER—PREFORM STORAGE FOR INCREASED LIFETIME	U.S.A. [PCT]	LG	438441	26/01/1989	5239016	24/08/1993
4050	SUPERBARRIER—HEADSPACE SCAVENGING WALLS	Australia [PCT]	LG	33448/89	03-Oct-89	618341	13/04/1992

4050	SUPERBARRIER—HEADSPACE-SCAVENGING WALLS	Brazil [PCT]	LG	PI8906385	03-Oct-89	PI8906385.6	13/07/1999
4050	SUPERBARRIER—HEADSPACE-SCAVENGING WALLS	Canada	LG	593411	03-Oct-89	1324329	16/11/1993
4050	SUPERBARRIER—HEADSPACE-SCAVENGING WALLS	Denmark [PCT]	LG	5653/89	03-Oct-89	173851	27/12/2001
4050	SUPERBARRIER—HEADSPACE-SCAVENGING WALLS	Japan [PCT]	LG	1-503600/89	03-Oct-89	2785405	29/05/1998
4050	SUPERBARRIER—HEADSPACE-SCAVENGING WALLS	Korea, Republic of [PCT]	LG	702103.1989	03-Oct-89	108735	12-May-96
4050	SUPERBARRIER—HEADSPACE-SCAVENGING WALLS	Norway [PCT]	LG	894489	03-Oct-89	176023	18/01/1995
4050	SUPERBARRIER—HEADSPACE-SCAVENGING WALLS	South Africa	LG	89/1864	03-Oct-89	89/1864	28/02/1990
4050	SUPERBARRIER—HEADSPACE-SCAVENGING WALLS	U.S.A. [PCT]	LG	435404	03-Oct-89	5049624	17/09/1991
4050	SUPERBARRIER—HEADSPACE-SCAVENGING WALLS	United Kingdom	LG	8905497.7	03-Oct-89	2216462	22/01/1992
W0160	MULTI-TRIP OXBAR BOTTLE	European [PCT]	LP	973065.6	11-Jun-00
W0160	MULTI-TRIP OXBAR BOTTLE	P.C.T.	LPA	PCT/GB00/04253	11-Jun-00
W0160	MULTI-TRIP OXBAR BOTTLE	United Kingdom	LP	9926601.7	11-Nov-99

EXHIBIT B

Country	Mark	Status	Appln. No.	Appln. Date	Regn. No.	Regn. Date
BX	OXBAR	LG	943720	8/5/1999	0658550	8/5/1999
CA	OXBAR	LP	1025839	8/12/1999
DE	OXBAR	LG	39947897.3/20	8/10/1999	399 47 897	12/17/1999
DK	OXBAR	LG	VA1999/03330	8/17/1999	VR2000/01584	3/23/2000
FR	OXBAR	LG	99/807858	8/13/1999	99/807858	8/13/1999
GB	OXBAR	LG	2189144	2/18/1999	2189144	2/18/1999
SE	OXBAR	LG	99-05647	8/10/1999	347007	6/21/2001
US	OXBAR	LPA	75/769688	8/6/1999
BX	OXBAR	LGK	734636	9/21/1989	466862	9/21/1989
DE	OXBAR	LGK	C39603/16Wz	9/11/1989	1167204	9/11/1989
DK	OXBAR	LGK	6686/89	9/12/1989	2408-1991	4/26/1991
ES	OXBAR	LGK	1519854	9/18/1989	1519854
FR	OXBAR	LGK	154563	9/14/1989	1550894	9/14/1989
IT	OXBAR	LGK	12645C	9/14/1989	565484	9/14/1989
SE	OXBAR	LG	89-8559	9/12/1989	226169	8/30/1991
PH	OXBAR			10/9/2002
PH	OXBAR			10/9/2002
PH	OXBAR			10/9/2002